AA-NEDO-2012-152

AGREEMENT BY AND BETWEEN

Delanco Federal Savings Bank
Delanco, New Jersey
and
the Comptroller of the Currency

Delanco Federal Savings Bank, Delanco, New Jersey ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller") wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality, credit risk management, liquidity, and earnings at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

This Agreement supersedes and terminates the Order to Cease and Desist entered into by and between the Bank and the Office of Thrift Supervision (OTS) on March 17, 2010.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. § 163.555. See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) This Agreement shall cause the Bank to be designated as in "troubled condition," as set forth in 12 C.F.R. § 163.555, unless otherwise informed in writing by the Comptroller and the following restrictions shall apply.

(a) The Bank is required to notify the OCC of the proposed addition of any individual to the board of directors or the employment of any individual as a senior executive officer at least thirty (30) days before such addition or employment becomes effective, as required by the 12 C.F.R. § 163.560 and 12 U.S.C. § 1831i.

(b) The Bank is restricted from making any "golden parachute payment" (including severance payments and agreements relating thereto), within the meaning and subject to the restrictions of 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, except as may be permitted under the above-mentioned statute and regulation.

(c) The Bank shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first

filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the Assistant Deputy Comptroller.

(d) The Bank will not qualify for expedited treatment for applications and notices filed with the OCC. See 12 C.F.R. § 116.5.

(6) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Joseph P. Kehoe
Assistant Deputy Comptroller
Philadelphia Field Office
1150 Northbrook Drive, Suite 303
Trevose, Pennsylvania 19053

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within ten (10) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly and maintain detailed minutes of its meetings.

(3) Within forty-five (45) days of the date of this Agreement and within ten (10) days of the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a) a description of the action needed to achieve full compliance with each Article of this Agreement;

(b) actions taken to comply with each Article of this Agreement; and

(c) the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) The Board shall ensure that the Bank has competent management in place on a full-time basis in its Chief Executive Officer, Chief Financial Officer, and Vice President of Commercial Lending positions to carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within sixty (60) days, the Board shall review the capabilities of the Bank's management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.

(3) For incumbent officers in the positions mentioned in Paragraph 1 of this Article, the Board shall within forty-five (45) days assess each of these officer's experience, other qualifications and performance compared to the position's description, duties and responsibilities.

(4) If the Board determines that an officer will continue in his/her position but that the officer's depth of skills needs improvement, the Board will within sixty (60) days develop and implement a written program, with specific time frames, to improve the officer's supervision and management of the Bank. At a minimum, the written program shall include:

(a) an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b) a program to improve the effectiveness of the officer;

(c) objectives by which the officer's effectiveness will be measured; and

(d) a performance appraisal program for evaluating performance according to the position's description and responsibilities and for measuring performance against the Bank's goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5) If a position mentioned in Paragraph 1 of this Article is vacant now or in the future, including if the Board realigns an existing officer's responsibilities and a position mentioned in Paragraph 1 of this Article becomes vacant, the Board shall within forty-five (45)

days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank's compliance with this Agreement and the safe and sound operation of functions within the scope of that position's responsibility.

(6) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a) a written notice containing the information set forth in 12 C.F.R. § 163.570 and regulatory guidance related thereto;

(b) a written statement of the Board's reasons for selecting the proposed officer; and

(c) a written description of the proposed officer's duties and responsibilities.

(7) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer. Appointments of senior executive officers, as defined in 12 C.F.R. § 163.555, are subject to the requirements set forth in 12 C.F.R. Part 163, Subpart H – Notice of Change of Director or Senior Executive Officer. For individuals that are not senior executive officers, the requirement to submit information and the prior disapproval provisions of this Paragraph (7) are based on the authority of 12 U.S.C. § 1818(b)(6)(E). The lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

ARTICLE IV

CAPITAL PLAN

(1) Within sixty (60) days of the date of this Agreement, the Board shall develop and implement an effective internal capital planning process to assess the Bank's capital adequacy in relation to its overall risks and to ensure maintenance of appropriate capital levels. The capital planning process shall be consistent with OCC Bulletin 2012-16, *Guidance for Evaluating Capital Planning and Adequacy* (June 7, 2012), and shall ensure the integrity, objectivity, and consistency of the process through adequate governance. The Board shall document the initial capital planning process and thereafter review and document the capital planning process at least annually or more frequently if requested by the Assistant Deputy Comptroller in writing.

(2) Within ninety (90) days of the date of this Agreement, the Board shall forward to the Assistant Deputy Comptroller for his review, pursuant to paragraph four (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article V of this Agreement, covering at least a two-year period. The written Capital Plan shall, at a minimum:

(a) include specific plans for the maintenance of adequate capital;

(b) identify and evaluate all material risks, with particular attention to asset quality and earnings;

(c) determine the Bank's capital needs in relation to material risks and strategic direction;

(d) identify and establish a strategy to strengthen capital if necessary and establish a contingency or back-up capital plan commensurate with the Bank's overall risk and complexity;

(e) include detailed quarterly financial projections; and

(f) include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Agreement that will have an impact on the Bank's capital.

(3) The Bank may declare or pay a dividend or make a capital distribution only:

(a) when the Bank is in compliance with its approved written Capital Plan and would remain in compliance with its approved written Capital Plan immediately following the declaration or payment of any dividend or the capital distribution; and

(b) following the approval of the Assistant Deputy Comptroller pursuant to 12 C.F.R. Part 163, subpart E.

(4) Prior to adoption by the Board, a copy of the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. The Board shall review and update the Bank's written Capital Plan at least annually and more frequently if required by the Assistant Deputy Comptroller in writing. Revisions to the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. Within ten (10) days following receipt of the

Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the written Capital Plan and any amendments or revisions thereto.

(5) At least quarterly, the Board shall:

(a) review financial reports and earnings analyses that evaluate the Bank's performance against the goals and objectives established in the Capital Plan, as well as the Bank's written explanation of significant differences between the actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items; and

(b) prepare a written evaluation of the Bank's performance against the written Capital Plan, which shall include a description of the actions the Board will require the Bank to take to address any deficiencies.

(c) The Board's review and preparation of the written evaluation shall be documented in the Board meeting minutes. The Board shall forward a copy of these quarterly written evaluations and Board meeting minutes to the Assistant Deputy Comptroller within ten (10) days of completion of its written evaluation.

(6) If the OCC determines, in its sole judgment, that the Bank has failed to submit an acceptable capital program as required by paragraph (2) of this Article, or fails to implement or adhere to a capital program for which the OCC has taken no supervisory objection pursuant to

paragraph (4) of this Article, then within thirty (30) days of receiving written notice from the OCC of such fact, the Bank shall develop and shall submit to the OCC for its review and prior determination of no supervisory objection a capital contingency plan, which shall detail the Board's proposal to sell or merge the Bank, or liquidate the Bank. After the OCC has advised the Bank that it does not take supervisory objection to the capital contingency plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the contingency plan. Failure to submit a timely, acceptable contingency plan may be deemed a violation of this Agreement, in the exercise of the OCC's sole discretion.

(7) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

STRATEGIC PLAN/PROFIT PLAN

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a) a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b) an assessment of the Bank's present and future operating environment;

(c) the development of strategic goals and objectives to be accomplished over the short and long term;

(d) an identification of the Bank's present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(e) an evaluation of the Bank's internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f) a management employment and succession program to promote the retention and continuity of capable management;

(g) product line development and market segments that the Bank intends to promote or develop;

(h) an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames (Profit Plan). The Profit Plan shall include, at minimum, the following elements:

(i) identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance;

(ii) realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(iii) a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and

(iv) a description of the operating assumptions that form the basis for major projected income and expense components.

(i) a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(j) control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's operating environment;

(k) specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank's operating environment; and

(l) systems to monitor the Bank's progress in meeting the plan's goals and objectives.

(2) Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategic plan.

(3) The budgets and related documents required in paragraph (h) above for year 2013 shall be submitted to the Assistant Deputy Comptroller within ninety (90) days. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (h) above for each year this Agreement remains in effect. The budget for each year shall be submitted on or before February 28, of the preceding fiscal year.

(4) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(5) Until the Profit Plan required under paragraph (1)(h) of this Article has been submitted by the Bank for OCC review, and the Bank has received a written determination of no supervisory objection from the OCC, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, and markets of the Bank that existed before this Agreement without first obtaining the OCC's prior written determination of no supervisory objection to such significant deviation.

(6) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the strategic plan developed pursuant to this Article.

ARTICLE VI

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or

external loan review, or in any list provided to management by the Comptroller's Examiners during any examination.

(2) Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the Comptroller's Examiners during any examination as "doubtful," "substandard," or "special mention." This program shall include, at a minimum:

(a) an identification of the expected sources of repayment;

(b) the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;

(c) an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3) Upon adoption, a copy of the program for all criticized assets, including total borrower exposures equal to or exceeding two hundred fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a) the status of each criticized asset or criticized portion (including total borrower exposures) thereof that equals or exceeds two hundred fifty thousand dollars ($250,000);

(b) management's adherence to the program adopted pursuant to this Article;

(c) the status and effectiveness of the written program; and

(d) the need to revise the program or take alternative action.

(6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis in a format similar to Appendix A, attached hereto.

(7) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the Comptroller's Examiners during any examination and whose aggregate loans or other extensions are equal to or exceeding two hundred fifty thousand dollars ($250,000) only if each of the following conditions is met:

(a) the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b) a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.

(8) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses ("Allowance") and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the guidance of the Federal Financial Institutions Examination Council's *Interagency Policy Statement on the Allowance for Loan and Lease Losses* dated December 13, 2006 and shall focus particular attention on the following factors:

(a) procedures to ensure the ALLL methodology conforms to accounting standards contained in FASB ASC 310-10 (Accounting by Creditors for Impairment of a Loan);

(b) procedures that provide for an independent validation of the ALLL methodology at least annually; and

(c) procedures that include "cost to sell" in the impairment testing of collateral dependent loans.

(2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII

LIQUIDITY

(1) Within ninety (90) days, the Board shall revise, implement, and thereafter ensure Bank adherence to a written liquidity risk management program. At a minimum, the program shall establish and include:

(a) a comprehensive liquidity risk management policy that clearly articulates liquidity risk tolerances that are appropriate for the business strategy of the institution considering its complexity, business mix, and liquidity risk profile. Tolerance limits shall be reviewed by the Board at least quarterly and monitored for compliance;

(b) a formal written Contingency Funding Plan with clearly identified strategies for addressing liquidity shortfalls in emergency situations following the guidance discussed in OCC 2010-13, *Final Interagency Policy Statement on Funding and Liquidity Risk Management*; and

(c) periodic stress testing for a variety of institution specific and marketwide events across multiple time horizons. The magnitude and frequency of stress testing shall be commensurate with the complexity of the financial institution and the level of its risk exposures.

(2) The Board shall review the Bank's liquidity on a quarterly basis. The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs. Quarterly reports shall set forth liquidity requirements and sources. Copies of these reports shall be forwarded to the Assistant Deputy Comptroller in the Bank's quarterly report to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX

CREDIT RISK MANAGEMENT AND CREDIT ADMINISTRATION

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's credit risk management and credit administration practices. The program shall include, but not be limited to:

(a) procedures to ensure satisfactory and perfected collateral documentation;

(b) procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(c) procedures to ensure updated financial information is obtained regarding the borrower's financial condition and status of collateral; and

(d) a system to track and analyze exceptions.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3) On a quarterly basis, beginning with the quarter ending September 30, 2012, management will provide the Board with written reports of exceptions including, at a minimum, the following information:

(a) the identification, type and number of loan exceptions in the portfolio;

(b) a summary of all uncorrected or compounded exceptions from previous quarters; and

(c) a status of all actions taken to remediate any loan exceptions identified in previous quarters.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE X

OTHER REAL ESTATE OWNED

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a policy to ensure that Other Real Estate Owned ("OREO") is managed in accordance with 12 U.S.C. § 160.172 (Re-evaluation of OREO) and 12 C.F.R. Part 164 (Appraisals). The policy shall address the proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party.

(2) Upon adoption, the Board shall submit a copy of the policy to the Assistant Deputy Comptroller for review.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE XI

LOAN REVIEW SYSTEM/CONSULTANT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written independent loan review system following the guidance of the *Interagency Policy Statement on the Allowance for Loan and Lease Losses (ALLL), Attachment 1, Loan Review System.* At a minimum, the loan review system shall establish:

(a) the qualifications and independence of loan review personnel;

(b) the frequency, scope, and depth of the loan reviews; and

(c) the review of the findings of the loan reviews by the Board.

(2) Within sixty (60) days, the Board shall employ an independent qualified consultant to perform an ongoing independent loan review of the Bank's loan portfolio. The consultant shall be utilized until such time as an ongoing internal loan review system is developed by the Board, implemented and demonstrated to be effective.

(3) Prior to the appointment or employment of any individual to this loan review consultant position or entering into any contract with a consultant, the Board shall submit the name and qualifications of the proposed consultant and the proposed terms of employment to the Assistant Deputy Comptroller.

(4) Before terminating the consultant's loan review services, the Board shall both certify the effectiveness of the internal loan review system, and receive prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(5) The requirement to submit information and the provisions for prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

ARTICLE XII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deem it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or accepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d) require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under this supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not

subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Joseph P. Kehoe
Joseph P. Kehoe — Date: November 21, 2012
Assistant Deputy Comptroller

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Thomas Coleman
Thomas Coleman — Date: November 19, 2012

/s/ James Igo
James Igo — Date: November 19, 2012

/s/ John Latimer
John Latimer — Date: November 19, 2012

/s/ James Verner
Jamese Verner — Date: November 19, 2012

/s/ Renee Vidal
Renee Vidal — Date: November 19, 2012

APPENDIX A
Delanco Federal Savings Bank
Delanco, New Jersey

CRITICIZED ASSET WORKOUT PLAN

Review Date:

Borrowing Relationship:

Borrower	Loan #	Original Loan Amount	Current Outstanding

Guarantor(s):

Loan Details:

	Loan #
Origination Date:	
Loan Type:	
Interest Rate:	
Current Payment Due Date:	
Last Payment Receipt Date:	
Payment Status:	
Non-Accrual Date:	
Maturity:	
Financials Current Through:	
Risk Rating:	
Status:	
Date of TDR:	
Sent for Legal Action:	

Internal Risk Rating:
OCC Risk Rating:

Repayment Source

Workout Strategy:

Troubled Debt Restructured Status:

Timeline:

Collateral Analysis:

Loan to Value Analysis		
Appraised Value (XX/XX/20XX):		
Contract Amount		
Sales Costs:		
Commission – 6%		
Transfer Tax		
Net Collateral Value		
DFSB Loan Balance		
Less: Write down		
Net Loan Balance		
Deficiency		